Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Friday, December 1, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES DECISION OF PAWNEE NATION OF
OKLAHOMA BUSINESS COUNCIL
MINNEAPOLIS, December 1, 2006 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that the Pawnee Nation of Oklahoma Business Council (“Business Council”) declined to approve a proposed updated tribal agreement with a Lakes subsidiary relating to the Pawnee Trading Post Casino. In January 2005, the Business Council, the tribal governmental leadership of the Tribe, approved a tribal agreement ratifying consulting agreements and management contracts between the Lakes’ subsidiary and the Pawnee Tribal Development Corporation (“TDC”) and the TDC’s gaming subsidiaries relating to the Trading Post Casino and two other proposed gaming facilities, the Travel Plaza Casino and the Chilocco Casino. Since that time, several new members have been appointed to the Business Council which has resulted in a substantial change in the Business Council’s membership. Lakes, the TDC and its gaming subsidiaries (the tribal entities that own and operate the tribal casinos), which support approving the updated tribal agreement and Lakes’ involvement in the projects, are now evaluating how they wish to proceed with their current project agreements given this action, including perhaps terminating the project agreements.
For its consulting services, Lakes is receiving monthly fees of $5,000 related to the Trading Post Casino project and is to receive monthly fees of $25,000 and $250,000 from the Travel Plaza Casino and Chilocco Casino projects, respectively, upon their completion. Lakes had also planned to manage each of these facilities under management contracts, subject to regulatory approvals.
Lakes has advanced approximately $5.1 million to the TDC related to these projects under the existing agreements. Lakes intends to work with the TDC to resolve all of the financial terms of the contracts including repayment of the advances if the project agreements are in fact terminated as a result of the Business Council’s decision. However, if the agreements are terminated, there can be no assurance that Lakes will receive any future fees related to these projects or that it will be repaid in full for its advances.

“We are disappointed by the decision of the Business Council,” noted Tim Cope, President of Lakes. “We continue to work with the TDC and the Business Council to reach a resolution to this issue.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour ® television series, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.